Exhibit 99.1
Udemy Appoints Sohaib Abbasi
as Independent Chair of its Board of Directors
Appointment adds extensive enterprise software experience from a seasoned board chairman and former CEO
SAN FRANCISCO, July 13, 2023 -- Udemy (Nasdaq: UDMY), a company dedicated to improving lives through learning, announced that it has appointed Sohaib Abbasi as Independent Chair of its Board of Directors, effective immediately. Abbasi succeeds Jeff Lieberman, who has served as Interim Chair since March 2023. Lieberman will remain on the board as a director. The appointment of an Independent Chair further emphasizes Udemy’s ongoing commitment to strong governance and shareholder interests.
“Sohaib brings more than 30 years of industry and strategic leadership experience to Udemy’s Board,” said Udemy’s President and CEO, Greg Brown. “As a former CEO and current board director of public and private companies, I am confident that we will benefit from Sohaib’s knowledge as we empower organizations and learners with effective skills-based learning solutions. Udemy’s leadership team and our Board of Directors are excited about the future, and we look forward to the guidance of our new chairman as we enter our next stage of growth.”
Abbasi is a seasoned enterprise software industry veteran. He served as the chairman and chief executive officer of Informatica from 2004 to 2015 where he led revenue growth from $200 million to over $1 billion. From 1982 to 2003, Abbasi served in various roles at Oracle Corporation , during which time the company grew from a small startup to a $9 billion multinational industry leader. Abbasi currently serves as Vice Chairman of Elastic Software and as Chairman of Forecast.app, an AI-native project management platform. Abbasi previously served on the boards of several companies, including Red Hat, McAfee, and New Relic . He is a senior advisor at TPG Capital and Balderton Capital. Abbasi holds both a B.S. and M.S. in Computer Science from the University of Illinois at Urbana-Champaign.
Abbasi was named the Chairman of the Year in the American Business Awards in 2010. Glassdoor ratings ranked him one of the five best CEOs to work for in the Enterprise Software industry in 2014.
“I am excited to take on the role of Independent Chair,” said Abbasi. “Udemy is well-positioned with one of the largest marketplaces of learning content serving a dynamic community of instructors, learners, and organizations. Guided by its mission to improve lives through learning, Udemy’s instructors offer a broad range of educational content for learners to achieve their career and personal goals. Additionally, Udemy offers curated, engaging content to help organizations ensure employees develop critical skills needed for innovation and evolving market demands. I look forward to working with Udemy’s team as they advance the online learning category and deliver more value to all its stakeholders.”

About Udemy
Udemy (Nasdaq: UDMY) improves lives through learning by providing flexible, effective skill development to empower organizations and individuals. The Udemy marketplace platform, with thousands of up-to-date courses in dozens of languages, offers the tools learners, instructors and enterprises need to achieve their goals and reach their full potential. Millions of people learn on the Udemy platform from real-world experts in topics ranging from programming and data science to leadership and team building. Udemy Business enables employers to offer on-demand learning for all employees, immersive learning for tech teams and cohort learning for leaders. Udemy Business customers include FenderⓇ, Glassdoor, On24, The World Bank and Volkswagen. Udemy is headquartered in San Francisco with hubs in Ankara and Istanbul, Türkiye; Austin, Texas; Denver, Colorado; Dublin, Ireland; Melbourne, Australia; and New Delhi, India.
Investor Contact:
Dennis Walsh
Vice President, Investor Relations
dennis.walsh@udemy.com
Media Contact:
Abby Welch
Senior Director, Corporate Communications
press@udemy.com